Hennessy Advisors, Inc. Increases Dividend by 25%

NOVATO, Calif., Oct. 30, 2014 /PRNewswire/ -- The Board of Directors of Hennessy Advisors, Inc. (NASDAQ:HNNA) declared a quarterly dividend of $0.05 per share, which represents a 25% increase from the firm's previous quarterly dividend of $0.04 per share. The dividend will be paid on December 8, 2014 to shareholders of record as of November 14, 2014. Hennessy Advisors, Inc. initiated its first dividend in early 2005 and has consistently paid a dividend to its shareholders since.

"We are proud of the ongoing success of Hennessy Advisors, and we are very pleased to continue to share that success with our shareholders in the form of this increased quarterly dividend," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "We will remain diligent in executing our long-term business plan, searching for strategic acquisitions, managing the investment performance of our family of mutual funds and striving to maintain our strong sales and marketing momentum for the benefit of our valued shareholders," added Mr. Hennessy.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, balanced and fixed income, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
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CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com, 212-600-2150